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As filed with the Securities and Exchange Commission on December 3, 2008                          OMB APPROVAL
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Registration No. 333-152572                                                                OMB Number:      3235-0336
                                                                                           Expires     March 31, 2008
                                                                                           Estimated average burden
                                                                                           hours per response  1312.9
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                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                               FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                                                   / X /

PRE-EFFECTIVE AMENDMENT NO.                                                                               /  /

POST-EFFECTIVE AMENDMENT NO. 1                                                                            /X /

                                                OPPENHEIMER RISING DIVIDENDS FUND, INC.
                                        (Exact Name of Registrant as Specified in Charter)
                                      6803 South Tucson Way, Centennial, Colorado 80112-3924
                                               (Address of Principal Executive Offices)

                                                             303-768-3200
                                         (Registrant's Area Code and Telephone Number)

                                                         Robert G. Zack, Esq.
                                              Executive Vice President & General Counsel
                                                        OppenheimerFunds, Inc.
                                             Two World Financial Center-225 Liberty Street
                                                       New York, New York 10148
                                                            (212) 323-0250
                                         (Name and Address of Agent for Service)

                              As soon as practicable after the Registration Statement becomes effective.
                                        (Approximate Date of Proposed Public Offering)

This Registration Statement is organized as follows:

         The Combined Prospectus and Proxy Statement and Statement of Additional
Information in the form filed on September 23, 2008 pursuant to Rule 497 of the
General Rules and Regulations under the Securities Act of 1933, as amended (File
No. 333-152572) are incorporated herein by reference.

         This amendment is being filed solely in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Kramer Levin Naftalis & Frankel
LLP, tax counsel for the Registrant.

                     OPPENHEIMER RISING DIVIDENDS FUND, INC.

                                    FORM N-14

                                     PART C

                                OTHER INFORMATION

Item 15. - Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Oppenheimer Rising Dividends Fund, Inc.
(the "Registrant") on Form N-14 under the Securities Act of 1933 (File No.
333-152572) as filed with the Securities and Exchange Commission on September
11, 2008, which information is incorporated herein by reference.

Item 16. - Exhibits

(1) (i) Restated Articles of Incorporation dated 8/7/97: Previously filed with
Registrant's Post-Effective Amendment No. 48, 2/13/01, and incorporated herein by reference.

         (ii) Articles Supplementary to Restated Articles of Incorporation dated
8/3/99: Previously filed with Registrant's Post-Effective Amendment No. 48,
2/13/01, and incorporated herein by reference.

(iii) Articles Supplementary to Restated Articles of Incorporation dated 2/5/01:
Previously filed with Registrant's Post-Effective Amendment No. 48, 2/13/01, and
incorporated herein by reference.

(iv) Articles of Amendment to Restated Articles of Incorporation dated 7/16/07:
Previously filed with Registrant's Post-Effective Amendment No. 57, 7/31/07, and
incorporated herein by reference.

(2) Amended and Restated By-Laws (amended through August 1, 2007): Previously filed with Registrant's Post-Effective Amendment No. 57, 7/31/07, and
incorporated herein by reference.

(3) Not Applicable.

(4) Not Applicable

(5) (i) Specimen Class A Share Certificate: Previously filed with Registrant's
Post-Effective Amendment No. 51, 12/23/03, and incorporated herein by reference.

         (ii) Specimen Class B Share Certificate: Previously filed with
Registrant's Post-Effective Amendment No. 51, 12/23/03, and incorporated herein by reference.

         (iii) Specimen Class C Share Certificate: Previously filed with
Registrant's Post-Effective Amendment No. 51, 12/23/03, and incorporated herein by reference.

         (iv) Specimen Class N Share Certificate: Previously filed with
Registrant's Post-Effective Amendment No. 51, 12/23/03, and incorporated herein by reference.

         (iv) Specimen Class Y Share Certificate: Previously filed with
Registrant's Post-Effective Amendment No. 51, 12/23/03, and incorporated herein by reference.

(6) Amended and Restated Investment Advisory Agreement dated 8/1/07: Previously filed with Registrant's Post-Effective Amendment No. 57, 7/31/07, and
incorporated herein by reference.

(7) (i) General Distributor's Agreement dated 8/1/07: Previously filed with
Registrant's Post-Effective Amendment No. 57, 7/31/07, and incorporated herein by reference.

(ii) Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

(iii) Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

(iv) Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

         (v) Form of Trust Company Fund/SERV Purchase Agreement of
OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective
Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund
(Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.

         (vi) Form of Trust Company Agency Agreement of OppenheimerFunds
Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the
Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg.
No.33-17850), (10/23/06), and incorporated herein by reference.

(8) (i) Compensation Deferral Plan for Eligible Trustees as Amended & Restated,
effective 1/1/08: Previously filed with Post-Effective Amendment No. 15 to the
Registration Statement of Oppenheimer MidCap Fund (Reg. No. 333-31533),
(2/20/08), and incorporated herein by reference.

         (ii) Amended & Restated Retirement Plan for Non-Interested Trustees and
Directors, effective 11/1/07: Previously filed with Post Effective Amendment No.
15 to the Registration Statement of Oppenheimer MidCap Fund (Reg. No.
333-31533), (2/20/08), and incorporated herein by reference.

(9) (i) Global Custody Agreement dated February 16, 2007: Previously filed with
Registrant's Post-Effective Amendment No. 57, 7/31/07, and incorporated herein by reference.

         (ii) Amendment No. 1 dated 7/20/07 to the Global Custody Agreement:
Previously filed with Registrant's Post-Effective Amendment No. 57, 7/31/07, and
incorporated herein by reference.

(10) (i) Amended and Restated Distribution and Service Plan and Agreement for
Class A shares dated 8/1/07: Previously filed with Registrant's Post-Effective
Amendment No. 57, 7/31/07, and incorporated herein by reference.

         (ii) Amended and Restated Distribution and Service Plan and Agreement
for Class B shares dated 8/1/07: Previously filed with Registrant's
Post-Effective Amendment No. 57, 7/31/07, and incorporated herein by reference.

         (iii) Amended and Restated Distribution and Service Plan and Agreement
for Class C shares dated 8/1/07: Previously filed with Registrant's
Post-Effective Amendment No. 57, 7/31/07, and incorporated herein by reference.

         (iv) Amended and Restated Distribution and Service Plan and Agreement
for Class N Shares dated 8/1/07: Previously filed with Registrant's
Post-Effective Amendment No. 57, 7/31/07, and incorporated herein by reference.

         (v) Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through 8/20/08: Previously filed with the Post-Effective Amendment No. 23 to the Registration Statement of Oppenheimer Senior Floating Rate Fund (Reg. No.
333-128848), (11/26/08), and incorporated herein by reference.

(11) Opinion and Consent of Counsel:  Previously  filed with  Pre-effective
Amendment  No. 2 to the  Registration  Statement on Form N-14 of the  Registrant
(333-152572), 9/11/08, and incorporated herein by reference.

(l2) Tax Opinion of Kramer Levin Naftalis & Frankel LLP relating to Registrant's acquisition of Oppenheimer Dividend Growth Fund: Filed Herewith.

(13) Not Applicable.

(14) Independent Registered Public Accounting Firm's Consent: Previously filed with Pre-effective Amendment No. 2 to the Registration Statement on Form N-14 of
the Registrant (333-152572), 9/11/08, and incorporated herein by reference.

(15) Not Applicable.

(16) Power of Attorney for all Trustees/Directors and Principal Officers dated
February 5, 2007: Previously filed with Pre-effective Amendment No. 2 to the
Registration Statement on Form N-14 of the Registrant (333-152572), 9/11/08, and
incorporated herein by reference.

(17) Not Applicable.

Item 17. - Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the
reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement or the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 3rd day of December 2008.

                               Oppenheimer Rising Dividends Fund, Inc.

                               By:  John V. Murphy*
                                    -----------------------------------
                                    John V. Murphy, President,
                                    Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                  Title                                       Date

Thomas W. Courtney*                         Chairman of the                             December 3, 2008
-------------------
Thomas W. Courtney                          Board of Directors

John V. Murphy*                             President, Principal                        December 3, 2008
-------------------------------
John V. Murphy                              Executive Officer and Director

Brian W. Wixted*                            Treasurer, Principal                        December 3, 2008
-------------------------------
Brian W. Wixted                             Financial & Accounting Officer

David K. Downes*                            Director                                    December 3, 2008
-------------------------------
David K. Downes

Lacy B. Herrmann*                           Director                                    December 3, 2008
-------------------------------
Lacy B. Herrmann

Brian F. Wruble*                            Director                                    December 3, 2008
-------------------------------
Brian F. Wruble

*By:     /s/ Mitchell J. Lindauer
         --------------------------------------
         Mitchell J. Lindauer, Attorney-in-Fact

                     OPPENHEIMER RISING DIVIDENDS FUND, INC.

                                      N-14

                           Post-Effective Amendment #1

                                  EXHIBIT INDEX

Exhibit No.       Description

(12)              Tax Opinion of Kramer Levin Naftalis & Frankel LLP